                                                                    EXHIBIT D(4)

                        MANAGEMENT TRANSACTION AGREEMENT


March 29, 2000

Pine Holdings, Inc.
230 East High Street
Charlottesville, VA  22902

Gentlemen:

Reference is made to the Agreement and Plan of Merger (as amended from time to time, the "Merger Agreement"), dated as of March 29, 2000, by and among Pine Holdings, Inc., a Virginia corporation (the "Company"), Pulaski Furniture Corporation, a Virginia corporation, and Pine Acquisition Corp., a Virginia corporation. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Merger Agreement.

     1. Commitment. This letter (the "Letter Agreement") will confirm the commitment of each of Randolph V. Chrisley, Ira S. Crawford, Jack Dawson, James Dawson, James H. Kelley, Paul T. Purcell, James W. Stout, John G. Wampler, Raymond E. Winters and Carl W. Hoffman (the "Management"):

         (a) to exchange their respective Shares (as set forth on Schedule I) for shares of common stock of the Company and subordinated notes of the Company (such subordinated notes to be on the terms and conditions set forth in the term sheet attached hereto as Exhibit A) in accordance with
     Section 2.5(b) of the Merger Agreement, and

         (b) to execute and deliver a Shareholders Agreement and a Registration Rights Agreement on the terms and conditions set forth in the term sheet attached hereto as Exhibit B;

and will confirm the commitment of the Company to adopt a Management Performance Stock Option Plan and an Annual Incentive Compansation Plan for Key Management on the terms and conditions set forth in the term sheets attached hereto as Exhibits C and D, respectively, and to execute and deliver the Shareholders Agreement and Registration Rights Agreement.

     2.  Tax Treatment of Exchange.  The exchange described in paragraph
1(a) hereof shall take place simultaneously with an exchange by an investor or investors for shares of common stock of the Company such that, immediately after the exchanges, the exchanging parties will be in control, as defined in Section 351(a) of the Internal Revenue Code of 1986, as amended, of the Company.

     3. Conditions. The commitments of each of the parties are subject to the consummation of the Merger. The commitments of Management are subject to the performance by the Company of its obligations hereunder and the commitments of the Company are subject to the performance by each member of Management of his or her respective obligations hereunder.

     4. Effectiveness; Termination. This commitment will be effective upon the Company's acceptance of the terms and conditions of this letter and will expire on the first to occur of (a) the Closing (as defined in the Merger Agreement) or
(b) the termination of the Merger Agreement.

     5. Governing Law. This Letter Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, without regard to the conflict of laws rules thereof.

     6. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     7. Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the documents and instruments referred to herein, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person or entity other than the parties any rights or remedies hereunder.

     8. Headings. The headings contained in this Letter Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Letter Agreement.

                              Very truly yours,

                              /s/ Randolph V. Chrisley
                              ------------------------------
                              Randolph V. Chrisley


                              /s/ Ira S. Crawford
                              ------------------------------
                              Ira S. Crawford


                              /s/ Jack Dawson
                              ------------------------------
                              Jack Dawson


                              /s/ James Dawson
                              ------------------------------
                              James Dawson

                              /s/ James H. Kelly
                              ------------------------------
                              James H. Kelly


                              /s/ Paul T. Purcell
                              ------------------------------
                              Paul T. Purcell


                              /s/ James W. Stout
                              ------------------------------
                              James W. Stout


                              /s/ John G. Wampler
                              ------------------------------
                              John G. Wampler


                              /s/ Raymond E. Winters
                              ------------------------------
                              Raymond E. Winters


                              /s/ Carl W. Hoffman
                              ------------------------------
                              Carl W. Hoffman


Accepted as of the date first above written:

PINE HOLDINGS, INC.


By: /s/ Anthony R. Ignaczak
   -------------------------
   Name: Anthony R. Ignaczak
   Title: President

CONFIDENTIAL

     This Draft if for Discussion Purposes Only.

                        Project Liberty (the "Company")

                   Subordinated Note (the "Note") Term Sheet
                   -----------------------------------------



Issuer:                       Pine Holdings, Inc. (the "Issuer").
-------

Principal Amount:             $1,000.00 per Note.
-----------------

Maturity:                     Seven years after the initial issuance date of the Notes (the "Maturity Date")
---------

Interest:                     Interest shall accrue on the unpaid principal amount of each Note at a rate of 12%
---------                     per annum (the "Interest Rate"); provided, that interest on the Notes shall be payable solely in kind in the form of additional Notes (except that, so long as a default or event of default does not exist under that certain Credit Agreement to be entered into among Pine Holdings, Inc., Pine Acquisition, Inc., the lenders from time to time party thereto and Bankers Trust Company, as Agent (the "Credit Agreement"), cash interest may be paid in respect of the Notes (i) in an amount sufficient to allow the holders of Notes to pay cash taxes in respect of the Notes or (ii) if the
                              "senior leverage ratio" (as defined in the Credit Agreement) of the Issuer and its subsidiaries is less than 2.5:1).

                              Interest shall be payable on each ________ and __________ until the Maturity Date.
                              Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Default Interest:             If the Issuer shall default on the payment when due of principal or interest, the
-----------------             Issuer shall, on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount up to but not including the date of actual payment at a rate per annum equal to the Interest Rate.

Prepayments:                  On not less than thirty (30) days written notice to the holder of any Note, the
------------                  Issuer may, at any time and from time to time without premium or penalty, prepay all or a portion of the unpaid principal amount of any Note together with the unpaid interest accrued on such portion of the principal amount of such Note; provided that no prepayment shall be made if such prepayment is then  prohibited by the terms of any senior indebtedness. All such prepayments shall be made pro rata among the holders of all outstanding Notes.

Pro Rata Payments:            Any payments made to any holder of any outstanding Notes (whether for principal,
------------------            interest or otherwise) shall be made pro rata among all holders of outstanding
                              Notes.

Subordination:                Payment of the principal of, interest on and all other amounts owing in respect of
--------------                the Notes will be expressly and fully subordinated to the payment in full in cash of all indebtedness of the Issuer other than (i) indebtedness which is expressly pari passu with or junior to the Notes, (ii) trade payables in the ordinary course of business and (iii) taxes.

Events of Default:            An event of default ("Event of Default") shall be deemed to have occurred upon (i)
------------------            the Issuer's failure to pay on the Maturity Date any portion of the unpaid principal amount of the Notes, (ii) the Issuer's failure to pay on any interest payment date any portion of the unpaid Interest on the Notes and (iii) the commencement of bankruptcy, reorganization, insolvency or liquidation proceedings involving the
                              Issuer (other than an involuntary proceeding which is dismissed or terminated within 90 days of commencement).

                              Upon the occurrence and during the continuance of an Event of Default (but subject to the subordination provisions of the Notes), the holders of a majority of the outstanding Notes may declare all or any portion of the outstanding principal amount of the Notes due and payable and demand immediate payment of such amount.

Transfer Restrictions:        The Notes are subject to certain transfer restrictions set forth in the
----------------------        Shareholders Agreement of Pine Holdings, Inc.

Governing Law:                Virginia.
--------------

CONFIDENTIAL

     This Draft if for Discussion Purposes Only.

                        Project Liberty (the "Company")

                   Subordinated Note (the "Note") Term Sheet
                   -----------------------------------------



Issuer:                       Pine Holdings, Inc. (the "Issuer").
-------

Principal Amount:             $1,000.00 per Note.
-----------------

Maturity:                     Seven years after the initial issuance date of the Notes (the "Maturity Date")
---------

Interest:                     Interest shall accrue on the unpaid principal amount of each Note at a rate of 12%
---------                     per annum (the "Interest Rate"); provided, that for a period of time acceptable to
                              Bankers Trust Company, interest on the Notes shall be payable solely in kind in the form of additional Notes (except that, so long as a default or event of default does not exist under that certain Credit Agreement to be entered into among Pine Holdings, Inc., Pine Acquisition, Inc., the lenders from time to time party thereto and Bankers Trust Company, as Agent (the "Credit Agreement"), cash interest may be paid in respect of the Notes (i) in an amount sufficient to allow the holders of Notes to pay cash taxes in respect of the Notes or (ii) if the
                              "senior leverage ratio" (as defined in the Credit Agreement) of the Issuer and its subsidiaries is less than 2.5:1).

                              Interest shall be payable on each April 30 and October 31 until the Maturity Date.
                              Subject to the foregoing, the Issuer may pay Interest accrued on each Note at such time and from time to time as it shall determine and may elect, in its sole discretion, not to pay such Interest and to allow such Interest to accrue.
                              Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Default Interest:             If the Issuer shall default on the payment when due of principal or interest, the
-----------------             Issuer shall, on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount up to but not including the date of actual payment at a rate per annum equal to the Interest Rate.

Prepayments:                  On not less than thirty (30) days written notice to the holder of any Note, the
------------                  Issuer may, at any time and from time to time without premium or penalty, prepay all or a portion of the unpaid principal


                              amount of any Note together with the unpaid interest accrued on such portion of the principal amount of such Note. All such prepayments shall be made pro rata among the holders of all outstanding Notes.

Pro Rata Payments:            Any payments made to any holder of any outstanding Notes (whether for principal,
------------------            interest or otherwise) shall be made pro rata among all holders of outstanding
                              Notes.

Subordination:                Payment of the principal of, interest on and all other amounts owing in respect of
--------------                the Notes will be expressly and fully subordinated to the payment in full in cash of all indebtedness of the Issuer other than (i) indebtedness which is expressly pari passu with or junior to the Notes, (ii) trade payables in the ordinary course of business and (iii) taxes.

Events of Default:            An event of default ("Event of Default") shall be deemed to have occurred upon (i)
------------------            the Issuer's failure to pay on the Maturity Date any portion of the unpaid principal amount of the Notes, (ii) the Issuer's failure to pay on the Maturity
                              Date any portion of the unpaid Interest on the Notes and (iii) the commencement of bankruptcy, reorganization, insolvency or liquidation proceedings involving the
                              Issuer (other than an involuntary proceeding which is dismissed or terminated within 90 days of commencement).

                              Upon the occurrence and during the continuance of an Event of Default (but subject to the subordination provisions of the Notes), the holders of a majority of the outstanding Notes may declare all or any portion of the outstanding principal amount of the Notes due and payable and demand immediate payment of such amount.

Transfer Restrictions:        The Notes are subject to certain transfer restrictions set forth in the
----------------------        Shareholders Agreement of Pine Holdings, Inc.

Governing Law:                Virginia.
--------------

CONFIDENTIAL

     This Draft is for Discussion Purposes Only.

                        Project Liberty (the "Company")
                  General Provisions of Shareholders Agreement
          (Including Those Affecting Management Rollover Shareholders)
          ------------------------------------------------------------

Types of Securities:   a. Subordinated Notes and Common Stock.
--------------------   b. Each purchaser will purchase Units consisting of equal
                       dollar amounts of Subordinated Notes and Common Stock.

                       Aggregate Amount:  a. $23.8 million of Subordinated Notes
                       -----------------
                       and $23.8 million of Common Stock. Management will rollover 100% of their existing Common Stock, aggregating approximately $5.8 million, into equal amounts of Subordinated Notes and Common Stock. Certain members of Management will also invest an additional $1.0 million of cash on the same basis. Partnerships controlled by Quad-C and individuals affiliated with Quad-C ("Quad-C") will contribute the remaining Subordinated Notes and Common Stock.

                       In addition, Management shareholders have the right to rollover 100% of their existing options.

Price:                 The price will be $1,000 per Note and $2.00 per Share of
------                 Common Stock. Securities will be sold in Units of $2,000
                       each, representing one Note and 500 Shares of Common
                       Stock. Investment "rollover" by Management shareholders will be valued at the same price as paid by Quad-C.

Voting Rights:         One vote per Share of Common Stock.
--------------

Dividends:             None.
----------

Non-Competition/
Non-Disclosure/
Non-Disturbance
Agreements:            Management shareholders, as part of the Shareholders
                       Agreement, will be required to enter into non-
                       competition, non-disclosure and non-disturbance
                       agreements with the Company. The non-competition
                       agreements will survive for a period of two years, and
                       the non-disclosure and non-disturbance agreements will
                       survive for a period of three years, following
                       termination of the shareholder's employment with the
                       Company; provided, however, that the Company agrees to
                                --------  -------
                       pay such management
                       shareholder his base compensation in effect prior to termination during the term of such non-compete, non-disclosure or non-disturbance agreements.

Rights of Transfer:    Securities may be transferred only as Units, not
-------------------    separately, other than in connection with a Compelled
                       Sale or Tag-Along Sale. Units may be transferred to Permitted Transferees (an "Exempt Transfer"), to include the following:

                       i) any transfer among the Initial Shareholders (other than Management Shareholders),

                       ii) any transfer pursuant to a Public Offering, Compelled Sale, Company Call or Put,

                       iii) any transfer to a shareholder's spouse or lineal descendants or to trusts solely for the benefit of such spouse or lineal descendants,

                       iv) any transfer pursuant to the laws of succession, distribution and descent,

                       v) any transfer from a corporation, limited liability company or partnership which is a distribution-in-kind to all of such corporation's shareholders, or such limited liability company's owners or such partnership's limited partners and general partner,

                       vi)    any transfer to an Affiliate, as defined,

                       vii) any transfer required by a regulatory authority having jurisdiction over the transferor, or

                       viii) any transfer by Quad-C made in compliance with the provisions for Tag-Along Rights.

                       Other than Exempt Transfers, all transfers will be subject to a Right of First Refusal Obligation described below. Permitted Transferees will be required to become parties to the Shareholders Agreement.

                       Transfer of Management securities also may be further restricted by covenants of the Senior Debt.

Company Call:          Prior to the second anniversary date, the Company will
-------------          have the right, but not the obligation, to purchase
                       ("Call") the securities of a Management Shareholder upon any event of termination other than Death, Permanent

                         Disability or, in the case of Pete Crawford, Retirement at age 65 or over. In the event of Voluntary Termination or termination for Cause (a "Just Cause Dismissal"), the Call price will be at the initial rollover value ("Initial Fair Value"). In the event of Involuntary Termination not for Cause, the Call price will be Fair Market Value (based on the Company as a whole and as a going concern) as reasonably determined by the Board of Directors using commonly known and widely accepted valuation methods without taking into account any discount for minority interests.

                         The definition of Just Cause Dismissal will include (i) the continual or deliberate neglect of the performance of an executive's material duties, (ii) failure of an executive to devote substantially all of his working time to the business of the Company, (iii) engaging willfully in misconduct in connection with the performance of any of his duties, (iv) willfully failing to follow the directives of the Board of Directors or the Chief Executive Officer of the Company, (v) breach of confidentiality agreements with the Company, (vi) active disloyalty to the Company, or
                         (vii) engaging in conduct which would be reasonably likely to result in material injury to the reputation of the Company, including commission of a felony, fraud, or embezzlement.

                         The Company will have 60 days following termination in which to exercise its Call right, after which the Company's Call right will expire.

Employee Put:            In the event of Death or Permanent Disability of a
-------------            Management shareholder or the Retirement of Pete
                         Crawford at age 65 or older, if the Company has not had an event of liquidity (an Initial Public Offering or a Compelled Sale), the Management shareholder or his estate will have the right to require the Company to purchase ("Put") part or all of the Units held by him or it (except that in the case of the Retirement of Pete Crawford, such Put right shall apply only to the Units held by him as of the date of the Shareholders
                         Agreement) at a purchase price equal to the Fair Market
                         Value as reasonably determined by the Board of Directors.

                         The executive or his estate will have 90 days following his termination by means of Death or Permanent Disability in which to exercise its Put right, after which the Put right will expire.

                         Payment for securities purchased under the Put right will be in cash, provided that at the option of the Company up to two-thirds of the purchase price may be paid in the form of a two-year note bearing interest at N.Y. prime rate and amortizable 50% on the first anniversary and the balance on the second anniversary. This note will rank junior to any senior and subordinated debt.

Liquidity Right:         After the earlier of (i) 10 years or (ii) six months
----------------         after the acquisition financing is fully repaid (other
                         than by way of recapitalization or refinancing), if the Company has not had an event of liquidity (an Initial
                         Public Offering or a Compelled Sale), the Management shareholders will have an annual right, exercisable by notice prior to October 31 of such year, to sell all or a part of their securities to the Company at a price equal to the Fair Market Value (on the same basis as provided in the Company Call) of such securities, as reasonably determined by the Board of Directors.

                         Payment for securities purchased under the Liquidity Right will be in cash, provided that at the option of the Company up to two-thirds of the purchase price may be paid in the form of a two-year note bearing interest at N.Y. prime rate and amortizable 50% on the first anniversary and the balance on the second anniversary. This note will rank junior to any senior and subordinated debt.

                         The Board of Directors may postpone the Liquidity Right if it determines that repurchase of the securities would materially impair the financial health of the Company or violates any financing agreements of the Company.


Other Provisions Which Will Be
Included in a Shareholders Agreement:
-------------------------------------

Term:                    The Shareholders Agreement will terminate upon the
-----                    earlier to occur of i) an Initial Public Offering;
                         ii) a Compelled Sale, or iii) a Control Transfer.

Preemptive Rights:       All shareholders of the Company will have preemptive
------------------       rights with respect to any equity issuance subsequent
                         to closing, enabling all shareholders to maintain their pro rata ownership in the Company.

Rights of First Refusal: The Company will have the right of first refusal on the ------------------------ sale of any securities of the Company (in a transfer that is not a Control Transfer or Compelled Sale) to any person who is not a Permitted Transferee. To the extent the Company is unable or unwilling to purchase such securities, the right of first refusal will run to the then shareholders of the Company on a pro rata basis. Shares not purchased by a shareholder or shareholders will be reoffered to the purchasing shareholders. In the event the securities covered under the right of first refusal are securities held by Management, if so requested by the other Management shareholders, the Company will assign part or all of its rights under the right of first refusal to the other Management Shareholders and they will have a priority right over the

                         Company and other shareholders to purchase such securities. Such priority right will not operate in the event of a "Company Call" (see above).

                         All, but not less than all, of the offered securities must be purchased; otherwise, the shareholder will be free to sell the securities to a third-party. No sale may occur during the period in which the securities are subject to the "Company Call" (see above).

Compelled Sale:          In the event shareholders controlling not less than 50%
---------------          of the voting Common Stock of the Company propose to
                         make a Control Transfer, then all shareholders of the Company, including shareholders by virtue of holding warrants or options to purchase or securities exchangeable into Common Stock of the Company, can be required to sell their securities in the Control
                         Transfer on a pro rata basis at the same price and on the same terms as the compelling holders (a "Compelled
                         Sale"). A Control Transfer means sale or transfer of greater than 50% of the voting Common Stock of the Company to a third party.

Tag-Along Rights:        If any Principal Investor (defined as partnerships or
-----------------        corporations controlled by Quad-C) transfers or sells
                         more than 5% of the securities it owns in the Company
                         (in a transfer that is not an Exempt Transfer, a Compelled Sale or a public sale), all other shareholders of the Company, including shareholders by virtue of holding warrants or options to purchase (but only to the extent vested) or securities exchangeable in Common Stock of the Company, shall have the right to participate in such sale on a pro rata basis at the same price and under the same terms as the Principal
                         Investor.

Board of Directors:      Board size and representation will be determined.
-------------------      Quad-C will control the Board. The Chief Executive
                         Officer of the Company and one additional Management representative will be members of the Board.

Registration Rights:     A Registration Rights Agreement will be entered into by
--------------------     all shareholders. Following an initial public offering
                         ("IPO") of the Company, all shareholders who are subject to securities law sale restrictions will have pro rata piggyback rights on incidental registrations of securities by the Company. Priority of registration will be i) first to the Company for the shares it wishes to register and sell, and ii) thereafter, to the extent approved by the underwriters and the Company, pro rata to the piggybacking shareholders. In addition, Quad-C will be granted two long form demand registrations.

                         Management shareholders will not have a right to sell shares in an IPO unless recommended by the Board and approved by the underwriters.

                         However, in the event that the underwriters allow non-Management shareholders to sell shares in the IPO, the Board and Company will use their reasonable efforts to enable Management shareholders to sell shares in the IPO.

Other:                   Pete Crawford will keep his SERP benefits if his
------                   employment ends before age 65 unless such he is
                         terminated for cause.

                         The Management shareholders agree that they have not entered into and will not enter into any severance, retention, compensation or employee benefit plan, policy, program, arrangement or agreement under the Proposed Program for the Assurance of Continued Employment and Severance Benefits (the "Severance Plan") pursuant to which the execution of the Merger Agreement between Pine Holdings, Inc., Pine Acquisition Corp. and Pulaski Furniture Corporation or the consummation of the transactions contemplated thereby constitutes or would constitute a "change in control" of Pulaski Furniture Corporation within the meaning of the Severance Plan. The parties further agree that the Severance Plan will be terminated upon consummation of the merger contemplated by such Merger Agreement.